Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

6 March 2024

Moody's upgrades ratings for Westpac Banking Corporation

Today Moody's Investors Service (Moody's) upgraded its ratings for Westpac Banking Corporation.

The changes to Westpac's ratings are summarised below:

	Previous rating	**New rating**
Adjusted Baseline Credit Assessment	a2	a2
Long Term Issuer Rating	Aa3	Aa2
Senior Unsecured debt	Aa3	Aa2
Subordinated debt	Baa1 (hyb)	A3 (hyb)
Long term bank deposits (local currency)	Aa3	Aa1
Long term bank deposits (foreign currency)	Aa3	Aa2

The outlook for the bank's ratings remain stable.

There is no change to Moody's ratings for Westpac's short term debt.

The ratings actions resulted from the application of Moody's Advanced Loss Given Failure (LGF) analysis. Moody's applied their Advanced LGF analysis to banks that are subject to operational resolution regimes, which for certain Australian banks is the Australian Prudential Regulation Authority's loss-absorbing capacity framework that will come into effect from 1 January 2026.

The analysis assesses the potential impact of a bank's failure on its various debt classes and deposits, taking into account the subordination of more junior liabilities and the volume of each class of liabilities.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Jacqueline Boddy
Head of Debt Investor Relations
0448 064 012

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141